UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10/AMENDMENT NO. 2

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

TOKEN COMMUNITIES, LTD.
(Exact name of registrant as specified in its charter)

Delaware	81-3709511
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

136-20 38th Avenue, Suite 9C Flushing, NY	11354
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(631) 397-1111

Securities to be registered pursuant to Section 12(b) of the Act:

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $.0001 par value
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Non-accelerated filer	☐
Accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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EXPLANATORY NOTE

Token Communities, Ltd. is filing this General Form for Registration of Securities on Form 10, which we refer to as the Registration Statement, to register its common stock, par value $0.0001 per share, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Unless otherwise mentioned or unless the context requires otherwise, when used in this Registration Statement, the terms “Token Communities,” “Company,” “we,” “us,” and “our” refer to Token Communities, Ltd.

FORWARD-LOOKING STATEMENTS

This Registration Statement contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this Registration Statement, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Forward-looking statements may include, without limitation, statements regarding the plans and objectives of management for future operations, projections of income or loss, earnings or loss per share, capital expenditures, dividends, capital structure or other financial items, our future financial performance, including any such statement contained in a discussion and analysis of financial condition by management or in the results of operations included pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”), and the assumptions underlying or relating to any such statement.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important cautionary statements in this Registration Statement, particularly in the “Risk Factors” section, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this Registration Statement and the documents that we have filed as exhibits to this Registration Statement with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements contained in this Registration Statement are made as of the date of this Registration Statement, and we do not assume any obligation to update any forward-looking statements except as required by applicable law.

Readers are cautioned not to place undue reliance on forward-looking statements because of the risks and uncertainties related to them and to the risk factors. We disclaim any obligation to update the forward-looking statements to reflect any new information or future events or circumstances or otherwise, except as required by law. Readers should read this in conjunction with the discussion under the caption “Risk Factors,” our financial statements and the related notes thereto, and other documents which we may file from time to time with the SEC.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

When this Registration Statement becomes effective, we will begin to file reports, proxy statements, information statements and other information with the United States Securities and Exchange Commission, or SEC. You may read and copy this information, for a copying fee, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its Public Reference Room. Our SEC filings will also be available to the public from commercial document retrieval services, and at the website maintained by the SEC at http://www.sec.gov.

Information contained on the website does not constitute part of this Registration Statement. We have included our website address in this Registration Statement solely as an inactive textual reference. When this Registration Statement is effective, we will make available, through a link to the SEC’s website, electronic copies of the materials we file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, the Section 16 reports filed by our executive officers, directors and 10% stockholders and amendments to those reports.

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Item 1. Business.

Overview

Token Communities, Ltd. (hereinafter the “Company”, “Our”, “We” or “Us”) researches and creates white paper analysis for companies regarding block chain technology, and also operates the “Lukki Exchange,” including all client lists, intellectual property related to the Lukki operating Tokens (“LOT”). The Lukki Exchange offers its users the user-friendly interface an in-depth experience in crypto assets trading. We do not believe the operation of the Lukki Exchange triggers any obligations under the Securities Act or Securities Exchange Act, including any requirements to register as a national securities exchange, alternative trading system or broker-dealer, or any obligations to register with the CFTC as a futures exchange. The Lukki Exchange is operated outside of the United States (China), and not available to citizens of the United States. Further the LOT is not a “security” as established in the US Supreme Court case of SEC v Howey. The Howey Test has remained a notable determiner of regulatory oversight for many decades. In the past few years, it has been called into question, most frequently in conjunction with discussions about cryptocurrencies and blockchain technology. In SEC v Howey, the Supreme Court articulated the legal standard for determining when a financial arrangement may be deemed an “investment contract” and, therefore, a “security.” As Howey and its progeny explain, a financial arrangement is an “investment contract” if the arrangement involves (1) an investment of money; (2) in a common enterprise; (3) with a reasonable expectation of profits to be (4) derived from the entrepreneurial or managerial efforts of others. The Howey Test determines that a transaction represents an investment contract if “a person invests his money in a common enterprise and is led to expect profits solely from the efforts of the promoter or a third party,” Here there is no evidence of investors’ reasonable expectation of profits derived predominantly from the managerial efforts of others. In recent years, the SEC has ruled that the two most valuable cryptocurrencies—Bitcoin and Ethereum—are not securities, Further we do not undertake any brokerage activities including marketing and facilitating the sale of digital assets, accepting investors’ orders and funds for payment, and enabling the disbursement of proceeds. We do not receive compensation based on a percentage of the proceeds raised.  We also do not purchase and then resell LOT for accounts in the Company’ name.

Background

Token Communities Ltd. was organized under the laws of the State of Delaware on March 6, 2014, under the name Pacific Media Group Enterprises, Inc. On April 7, 2017, the Company amended its Certificate of Incorporation with the Secretary of State of Delaware, changing its name to Extract Pharmaceuticals Inc. On January 26, 2018, the Board of Directors adopted an Amendment to its Articles, changing its name to Token Communities Ltd.  The Company researches and creates white paper analysis for companies regarding block chain technology, and also operates the “Lukki Exchange,” including all client lists, intellectual property related to the brand “Lukki”.

On February 26, 2018, the Company entered into an Acquisition and Share Exchange Agreement with Token Communities PLC, a Gibraltar company (“PLC”) whereby PLC became a wholly owned subsidiary of the Company. PLC is a Gibraltar Financial Advisory firm which specializes in Blockchain, Artificial Intelligence and Fin-Tech investment in incubating as well as advising and managing qualified companies in the blockchain and distributed ledger technologies arena, including smart contracts, TGEs, DApps, and more. Advisement comprises the authoring of industry standard White Papers, technical aspects, design and implementation of market strategies, business appraisal and more. All potential clients are vetted and Anti-Money Laundering / Know-Your-Customer approved. The Company is also developing its own software technology with its dedicated team of developers.

Under the Acquisition and Share Exchange Agreement, the Company’s majority shareholder returned 19,266,000 common shares to treasury, and at closing 100% of the issued and outstanding shares of PLC were acquired by the Company, for 172,800,000 newly issued common shares equal to 64% of the Company’s outstanding common stock as of the closing date, thus making the stockholders of PLC the majority stockholders of the Company. The transaction closed on May 18, 2018. This transaction was accounted for as a reverse acquisition under the purchase method of accounting since PLC obtained control of Limited. Accordingly, the merger of PLC into Limited was recorded as a recapitalization of PLC, PLC being treated as the continuing entity. The transaction was treated as a recapitalization and not as a business combination. Limited had 116,466,000 shares outstanding prior to the merger. At the time of the merger, Limited’s principal stockholder surrendered 19,266,000 shares, which were cancelled.  After the merger the total number of Limited shares outstanding was 270,000,000.

On April 2, 2019, the Company executed an Acquisition and Exchange Agreement with Lalit Kumar Verma and Manickam Mahalingam, who together control 100% of the common shares of ABT Auto Investments Ltd., a private English company. Pursuant to the Agreement, Messrs. Verma and Mahalingam exchanged 96,001 shares, representing 100% of the common shares of ABT Auto Investments Ltd for a total of 3,530,000,000 new issue treasury shares issued by the Company, representing 95% ownership of the Company. On June 20, 2019, the Company executed a Mutual Rescission and Release Agreement, mutually rescinding the previously disclosed Acquisition and Exchange Agreement with Fortress Ventures LLC represented by Lalit Kumar Verma and with ABT Investments India Pvt Ltd represented by Manickam Mahalingam, who together control 100% of the common shares of ABT Auto Investments Ltd., a private English company. Pursuant to the Share Exchange and Acquisition Agreement, Messrs. Verma and Mahalingam were to exchange 96,001 shares of common stock, representing 100% of the common shares of ABT Auto Investments Ltd for a total of 3,530,000,000 newly issued shares of common stock of the Company. The Mutual Rescission and Release agreement executed and became effective as of June 20, 2019. As a consequence of its execution and the rescinding of the Share Exchange and Acquisition Agreement, the Company will not issue the 3,530,000,000 shares of common stock.

On July 14, 2020 the Company entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with American Software Capital, Inc. (“ASC”). Pursuant to the Asset Purchase Agreement, in exchange for the issuance by the Company of 1,745,406,000 shares of Common Stock of the Company plus transfer of 3,499,799,467.37149 iRide Tokens owned by the Company to ASC, the Company acquired all technology and software code (and all copies of code) related to or required to operate the “Lukki Exchange,” including all client lists, intellectual property related to the brand “Lukki” (including files of art, logos, web designs, etc.) as well as ownership of the Lukki.io website and related design codes.

Our principal executive offices are located at 136-20 38th Avenue, Suite 9C, Flushing, NY 11354 and our telephone number is (631) 397-1111.

Our Company

The Company researches and creates white paper analysis for companies regarding block chain technology, and also operates the “Lukki Exchange,” including all client lists, intellectual property related to the brand “Lukki”. Lukki Exchange is designed in such a way that one can start trading path with maximum comfort and all the necessary tools. The platform offers its users the user-friendly interface an in-depth experience in crypto assets trading.

LOT Token

Lukki Exchange also has its native exchange token – the “LOT token.” It was developed to make the Lukki Exchange more functional and transparent for providing the best trading experience on the exchange and create an incredible investment ability for traders. LOT tokens are ERC20 tokens based on ethereum chain. The LOT token is listed on several exchanges, such as STEX.com, P2PB2B.io, Whitebit.io,and Lukki.io. A total amount of 2,000,000,000 LOT have been issued. The Company holds 1,999,321,726 LOT Tokens.

Intellectual Property

We do not currently own, and do not have any current plans to seek, any patents in connection with our existing and planned blockchain and cryptocurrency related operations. We do not have any copyrights, trademarks, but we generally rely upon copyright, trademark and trade secret laws to protect and maintain our proprietary rights for our technology and products. Notwithstanding the steps we have taken to protect our intellectual property rights, third parties may infringe or misappropriate our proprietary rights. Competitors may also independently develop technologies that are substantially equivalent or superior to the technologies we employ in our products and services.

Competition

There are many companies offering or developing blockchain solutions, and there can be no assurance that direct competitors to our solutions will arise. Our technology is designed to be compliant with the new GDPR and other Governmental regulations and initiatives to protect the consumer’s data but there is no guarantee that it will be in compliance. The markets for our products are intensely competitive, continually evolving and subject to changing technologies. We face significant competition, including from companies that have entered this space much earlier than us and are better capitalized, with vertically integrated business models, larger than us, have more access to capital and have lower operating costs than we do. These competitors may be able to respond more rapidly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products. These competitors may enter our existing or future markets with currencies that may be less expensive, that may provide higher performance or additional features or that may be introduced more quickly than our products.

Industry

A blockchain, also known as a “distributed ledger technology,” is a sequential, ever-growing, time-stamped set of records that are grouped in blocks and maintained by disparate participants. Each block is interdependent, making alterations of records economically difficult if not outright impossible. A Blockchain includes, but is not limited to, the following features:

●	decentralized and distributed digital ledger used to record and secure transactions, which deters fraud.

●	transactions cannot be changed.

●	transactions can be verified and audited.

●	confirmation that each unit of value was transferred only once.

The blockchain, being a globally distributed ledger running on millions of devices, is capable of recording transfers of anything of value. Two or more parties, be they businesses or individuals who may not even know each other, can forge agreements, make transactions, and build value without relying on intermediaries (such as banks, payment institutions, rating agencies and other third parties) to verify their identities, establish trust, or perform the critical business logic contracting, clearing, settling, and record-keeping tasks that are foundational to all forms of commerce. As opposed to a centralized database whereby an entire database, or full copies of that database, remains in the control of one person or entity stored on a computer that is controlled or owned by that same person or entity, a blockchain ledger typically has partial copies of itself across various nodes, or computers, in the network. Each new block requires a method of consensus between nodes of the network in order for the block to post to the ledger and become permanent. There are various methods being developed for executing a consensus. Currently, the most popular blockchain is Bitcoin, a cryptocurrency, which uses a mathematical problem to be solved before it can be confirmed and added to its blockchain. Cryptocurrencies are a medium of exchange that are transacted through and recorded on a blockchain and therefore within our scope of business. The Bitcoin consensus process, for example, entails solving complex mathematical problems using custom designed computers. However, many more public and private blockchains are being developed with different algorithms or consensus models, which can use different hardware and methods for performing function of adding blocks to their blockchains.

Cryptocurrencies are currencies that are not backed by a central bank or a national, supra-national or quasi-national organization and are not typically backed by hard assets or other credit. Cryptocurrencies are typically used as a medium of exchange, similar to fiat currencies like the U.S. Dollar. In addition to cryptocurrencies, there are other assets such as contracts or other information that reside on a blockchain that represent a form of ownership. Examples may include insurance contracts, deeds, wills, health data, or securities. The value of is determined by the value that various market participants place on them through their transactions, for example, via peer-to-peer transactions, e-commerce, or exchanges.

Government Regulation

Government regulation of blockchain and cryptocurrency is being actively considered by the United States federal government through various agencies and regulatory bodies, as well as other countries and transnational organizations, such as the European Union. State and local regulations also may apply to our activities such and other activities in which we participate or may participate in the future. Other governmental or semi-governmental regulatory bodies have shown an interest in regulating or investigating companies engaged in the blockchain or cryptocurrency business. For instance, the SEC has taken an active role in regulating the use of public offerings of proprietary coins (so-called “Initial Coin Offerings”) and has made statements and official promulgations as to the status of certain cryptocurrencies as “securities” subject to regulation by the SEC.

Presently, we do not believe any U.S. or State regulatory body has taken any action or position adverse to our main cryptocurrency, Lukki, with respect to its production, sale, and use as a medium of exchange; however, future changes to existing regulations or entirely new regulations may affect our business in ways it is not presently possible for us to predict with any reasonable degree of reliability. As the regulatory and legal environment evolves, we may become subject to new laws, further regulation by the SEC and other agencies, which may affect our mining and other activities. For additional discussion regarding our belief about the potential risks existing and future regulation pose to our business, see the Section entitled “Risk Factors” herein and in our other SEC filings, which are incorporated by reference herein.

Employees

Currently we and our subsidiaries employ a total of 27 individuals. These individuals consist of management, developers, sales and support staff. Some of these individuals are employed through outside sourcing companies.

Item 1A. Risk Factors.

Cryptocurrency-Related Risks

If demand for our token declines, our business and the results of our operations could suffer materially.

If the demand for cryptocurrencies decrease in general and demand for our LOT Tokens specifically decrease our business can be materially adversely effected. If the demand for cryptocurrencies experiences a sustained and substantial reduction and the conversion spot price falls correspondingly, we may not be able to continue our business we may be forced to reconfigure our existing business. We expect to incur significant costs in connection with any such reconfiguration; further, we will likely be unable to continue to operate during any such reconfiguration or replacement process. These added costs and such an interruption to our business operations could have a material negative effect on our business, and our stock price may suffer.

Our ability to adopt technology in response to changing security needs or trends poses a challenge to the safekeeping of our digital assets.

The history of digital asset exchanges has shown that exchanges and large holders of digital assets must adapt to technological change in order to secure and safeguard their digital assets. We rely on third party storage solutions of our digital wallets to safeguard our digital assets from theft, loss, destruction or other issues relating to hackers and technological attack; however, malicious actors may be able to intercept our digital assets in the process of selling them. The Company currently employs Huobiwang as their third-party wallet storage solutions provider. Further, we may move our digital assets to various exchanges to exchange them for fiat currency, which will require us to rely on the security protocols of these exchanges to safeguard our digital assets. While these exchanges purport to be secure, and while we believe them to be so, no security system is perfect and malicious actors may be able to intercept our digital assets while we are in the process of selling them via such exchanges. Given the growth in their size and their relatively unregulated nature, we believe these exchanges will become a more appealing target for malicious actors. To the extent we are unable to identify and mitigate or stop new security threats, our digital assets may be subject to theft, loss, destruction or other attack, which could adversely affect an investment in us.

The limited rights of legal recourse against us, and our lack of insurance protection expose us and our shareholders to the risk of loss of our digital assets for which no person is liable.

The digital assets held by us are not insured. Further, banking institutions will not accept our digital assets; they are therefore not insured by the Federal Deposit Insurance Corporation (“FDIC”) or the Securities Investor Protection Corporation (“SIPC”). Therefore, a loss may be suffered with respect to our digital assets which is not covered by insurance and we may not be able to recover any of our carried value in these digital assets if they are lost or stolen or suffer significant and sustained reduction in conversion spot price. If we are not otherwise able to recover damages from a malicious actor in connection with these losses, our business and results of operations may suffer, which may have a material negative impact on our stock price.

If regulatory changes or interpretations of our activities require our registration as a money services business (“MSB”) under the regulations promulgated by FinCEN under the authority of the U.S. Bank Secrecy Act, or otherwise under state laws, we may incur significant compliance costs, which could be substantial or cost-prohibitive. If we become subject to these regulations and our costs in complying with them may have a material negative effect on our business and the results of our operations.

To the extent that our activities cause us to be deemed an MSB under the regulations promulgated by FinCEN under the authority of the U.S. Bank Secrecy Act, we may be required to comply with FinCEN regulations, including those that would mandate us to implement anti-money laundering programs, make certain reports to FinCEN and maintain certain records. To the extent that our activities cause us to be deemed a “money transmitter” (“MT”) or equivalent designation, under state law in any state in which we operate, we may be required to seek a license or otherwise register with a state regulator and comply with state regulations that may include the implementation of anti-money laundering programs, maintenance of certain records and other operational requirements. Such additional federal or state regulatory obligations may cause us to incur extraordinary expenses, possibly effecting our business in a material and adverse manner. Furthermore, we may not be capable of complying with certain federal or state regulatory obligations applicable to MSBs and MTs. Any such action may adversely affect our business.

Current regulation of the exchange of cryptocurrencies under the CEA by the CFTC is unclear; to the extent we become subject to regulation under the CFTC in connection with our exchange of cryptocurrencies, we may incur additional compliance costs, which may be significant.

Current legislation, including the Commodities Exchange Act of 1936, as amended (the “CEA”) is unclear with respect to the exchange of bitcoins. Changes in the CEA or the regulations promulgated thereunder, as well as interpretations thereof and official promulgations by the Commodities Futures Tradition Commission (“CFTC”), which oversees the CEA much like the SEC oversees the Securities Act and the Exchange Act, may impact the classification of cryptocurrencies and therefore may subject them to additional regulatory oversight by the CFTC.

Presently, bitcoin derivatives are not excluded from the definition of a “commodity future” by the CFTC. We cannot be certain as to how future regulatory developments will impact the treatment of cryptocurrencies under the law. Bitcoins have been deemed to fall within the definition of a commodity and, we may be required to register and comply with additional regulation under the CEA, including additional periodic report and disclosure standards and requirements. Moreover, we may be required to register as a commodity pool operator and to register us as a commodity pool with the CFTC through the National Futures Association. Such additional registrations may result in extraordinary, non-recurring expenses, thereby materially and adversely impacting an investment in us. If we determine not to comply with such additional regulatory and registration requirements, we may seek to cease certain of our operations. Any such action may adversely affect an investment in us. As of the date of this prospectus, no CFTC orders or rulings are applicable to our business.

Regulatory changes or actions may alter the nature of an investment in us or restrict the use of cryptocurrencies in a manner that adversely affects our business, prospects or operations.

As cryptocurrencies have grown in both popularity and market size, governments around the world have reacted differently to cryptocurrencies, with certain governments deeming them illegal, and others allowing their use and trade but, in some jurisdictions, such as in the U.S., subject to extensive, and in some cases overlapping, regulatory requirements, as well as unclear and evolving requirements. Ongoing and future regulatory actions may impact our ability to continue to operate, and such actions could affect our ability to continue as a going concern or to pursue our new strategy at all, which could have a material adverse effect on our business, prospects or operations.

In addition, the Company is subject to changing regulatory and tax environments. These events are beyond the Company’s control, and the likelihood that they may occur cannot be predicted.

Our deeper involvement in crypotocurrencies could subject us to increased SEC scrutiny.

Recently, the SEC is scrutinizing public companies that concentrate on cryptocurrencies and has suspended trading of certain of such companies. As a result, we could be subject to substantial SEC scrutiny that could require devotion of significant management and other resources and potentially have an adverse impact on the trading of our stock.

Banks and financial institutions may not provide banking services, or may cut off services, to businesses that provide cryptocurrency-related services or that accept cryptocurrencies as payment, including financial institutions of investors in our securities.

Companies that provide cryptocurrency-related services have been unable to find banks or financial institutions that are willing to provide them with bank accounts and other services. Similarly, a number of companies associated with cryptocurrencies may have had and may continue to have their existing bank accounts closed or services discontinued with financial institutions. We also may be unable to obtain or maintain these services for our business. The difficulty that many businesses that provide derivatives on other cryptocurrency-related services have and may continue to have in finding banks and financial institutions willing to provide them services may be decreasing the usefulness of cryptocurrencies as a payment system and harming public perception of cryptocurrencies and could decrease their usefulness and harm their public perception in the future. Similarly, the usefulness of cryptocurrencies as a payment system and the public perception of cryptocurrencies could be damaged if banks or financial institutions were to close the accounts of businesses providing cryptocurrency-related services. This could occur as a result of compliance risk, cost, government regulation or public pressure.

We may face risks of Internet disruptions, which could have an adverse effect on the price of cryptocurrencies.

A disruption of the Internet may affect the use of cryptocurrencies and subsequently the value of our securities. Generally, cryptocurrencies are dependent upon the Internet. A significant disruption in Internet connectivity could disrupt a cryptocurrency’s network operations until the disruption is resolved and have an adverse effect on the price of cryptocurrencies.

The impact of geopolitical events on the supply and demand for cryptocurrencies is uncertain.

Crises may motivate large-scale purchases of cryptocurrencies, which could increase the price of cryptocurrencies rapidly. This may increase the likelihood of a subsequent price decrease as crisis-driven purchasing behavior wanes, adversely affecting the value of our inventory. Such risks are similar to the risks of purchasing commodities in general uncertain times, such as the risk of purchasing, holding or selling gold. As an alternative to gold, currencies that are backed by central governments, cryptocurrencies, which are relatively new, are subject to supply and demand forces. How such supply and demand will be impacted by geopolitical events is largely uncertain but could be harmful to us and investors in our securities. Political or economic crises may motivate large-scale acquisitions or sales of cryptocurrencies either globally or locally. Such events could have a material adverse effect on our ability to continue as a going concern or to pursue our new strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any cryptocurrencies we mine or otherwise acquire or hold for our own account.

Acceptance or widespread use of cryptocurrency is uncertain.

Currently, there is a relatively limited use of any cryptocurrency in the retail and commercial marketplace, thus contributing to price volatility that could adversely affect an investment in our securities. Banks and other established financial institutions may refuse to process funds for cryptocurrency transactions, process wire transfers to or from cryptocurrency exchanges, cryptocurrency-related companies or service providers, or maintain accounts for persons or entities transacting in cryptocurrency. Conversely, a significant portion of cryptocurrency demand is generated by investors seeking a long-term store of value or speculators seeking to profit from the short- or long-term holding of the asset. Price volatility undermines any cryptocurrency’s role as a medium of exchange, as retailers are much less likely to accept it as a form of payment.

The relative lack of acceptance of cryptocurrencies in the retail and commercial marketplace, or a reduction of such use, limits the ability of end users to use them to pay for goods and services. Such lack of acceptance or decline in acceptances could have a material adverse effect on our ability to continue as a going concern or to pursue our new strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of bitcoin or any other cryptocurrencies we mine or otherwise acquire or hold for our own account.

It may be illegal now, or in the future, to acquire, own, hold, sell or use cryptocurrencies, participate in blockchains or utilize similar digital assets in one or more countries, the ruling of which would adversely affect us.

Although currently cryptocurrencies generally are not regulated or are lightly regulated in most countries, one or more countries such as China and Russia may take regulatory actions in the future that could severely restrict the right to acquire, own, hold, sell or use these Digital Assets or to exchange for fiat currency. Such restrictions may adversely affect us. Such circumstances could have a material adverse effect on our ability to continue as a going concern or to pursue our new strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any bitcoin or other cryptocurrencies we mine or otherwise acquire or hold for our own account and harm investors.

There is a lack of liquid markets, and possible manipulation of blockchain or cryptocurrency-based assets.

Cryptocurrencies that are represented and trade on an exchange may not necessarily benefit from viable trading markets. Traditional stock exchanges, such as the New York Stock Exchange or Nasdaq, have listing requirements, vet issuers, requiring them to be subjected to rigorous listing standards and rules, and monitor investors transacting on such platform for fraud and other improprieties. These conditions may not necessarily be replicated on exchanges that list cryptocurrencies, depending on the platform’s controls and other policies. The less stringent an exchange is about vetting issuers of cryptocurrencies or users that transact on the platform, the higher the potential risk for fraud or the manipulation of cryptocurrencies. These factors may decrease liquidity or volume or increase volatility of digital securities or other assets trading on a non-traditional exchanges, which may adversely affect us. Such circumstances could have a material adverse effect on our ability to continue as a going concern or to pursue our new strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any cryptocurrencies.

Our operations, investment strategies and profitability may be adversely affected by competition from other methods of investing in cryptocurrencies.

Market and financial conditions, and other conditions beyond our control, may make it more attractive to invest in other financial vehicles, or to invest in cryptocurrencies directly, which could limit the market for our shares and reduce their liquidity. The emergence of other financial vehicles and exchange-traded funds have been scrutinized by regulators and such scrutiny and negative impressions or conclusions could be applicable to us and impact our ability to successfully pursue our new strategy or operate at all, or to establish or maintain a public market for our securities. Such circumstances could have a material adverse effect on our ability to continue as a going concern or to pursue our new strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any cryptocurrencies and harm investors.

The development and acceptance of competing blockchain platforms or technologies may cause consumers to use alternative distributed ledgers or other alternatives.

The development and acceptance of competing blockchain platforms or technologies may cause consumers to use alternative distributed ledgers or an alternative to distributed ledgers altogether. This may adversely affect us and our exposure to various blockchain technologies and prevent us from realizing the anticipated profits from our investments. Such circumstances could have a material adverse effect on our ability to continue as a going concern or to pursue our new strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any other cryptocurrencies we mine or otherwise acquire or hold for our own account and harm investors.

Our cryptocurrency holdings may be subject to loss, theft or restriction on access.

There is currently no clearing house for cryptocurrencies, nor is there a central or major depository for the custody of cryptocurrencies. There is a risk that some or all of the Company’s cryptocurrencies could be lost or stolen. The Company does not have insurance protection, which exposes the Company to the risk of loss. Further, cryptocurrencies transactions are irrevocable and stolen or incorrectly transferred cryptocurrencies may be irretrievable. To the extent private keys for addresses are lost, destroyed or otherwise compromised, and no backups of the private keys are accessible, the Company may be unable to access the cryptocurrencies held in the associated addresses, and the private key will not be capable of being restored by the cryptocurrencies networks.

There is a risk that some or all of our cryptocurrency holdings could be lost or stolen. Hackers or malicious actors may launch attacks to steal, compromise or secure cryptocurrencies, such as by attacking the cryptocurrency network source code, exchange servers, third-party platforms, cold and hot storage locations or software, or by other means. As we increase in size, we may become a more appealing target of hackers, malware, cyber-attacks or other security threats. Any of these events may adversely affect our operations and, consequently, our investments and profitability. The loss or destruction of a private key required to access our digital wallets may be irreversible and we may be denied access for all time to our cryptocurrency holdings or the holdings of others. Our loss of access to our private keys or our experience of a data loss relating to our digital wallets could adversely affect our investments and assets.

Cryptocurrencies are controllable only by the possessor of both the unique public and private keys relating to the local or online digital wallet in which they are held, which wallet’s public key or address is reflected in the network’s public blockchain. To the extent such private keys are lost, destroyed or otherwise compromised, we will be unable to access our cryptocurrency coins and such private keys may not be capable of being restored by any network. Any loss of private keys relating to digital wallets used to store our or our client’s cryptocurrencies could have a material adverse effect on our ability to continue as a going concern or to pursue our new strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any bitcoin or other cryptocurrencies we mine or otherwise acquire or hold for our own account.

Because there has been limited precedent set for financial accounting of cryptocurrencies, the determination that we have made for how to account for cryptocurrencies transactions may be subject to change.

There has been limited precedent set for the financial accounting of cryptocurrencies and related revenue recognition and no guidance has been provided by the Financial Accounting Standards Board or the SEC, which makes it unclear how companies may in the future be required to account for cryptocurrency transactions and assets and related revenue recognition. A change in regulatory or financial accounting standards could result in the necessity to change our accounting methods and restate our financial statements. Such a restatement could adversely affect the accounting for our business and more generally negatively impact our business, prospects, financial condition and results of operation. Such circumstances would have a material adverse effect on our ability to continue as a going concern or to pursue our new strategy at all, which would have a material adverse effect on our business, prospects or operations and potentially the value of any cryptocurrencies we hold or expects to acquire for our own account and harm investors. We must comply with applicable laws, rules and regulations; the effect of any future regulatory change that affects us, our business or any cryptocurrency is impossible to predict, and such change could have a material adverse effect on our ability to continue as a going concern or to pursue our new strategy at all, which could have a material adverse effect on our business, prospects or operations. Regulation of cryptocurrencies and cryptocurrency exchanges is currently undeveloped and likely to evolve rapidly, vary significantly among international, federal, state and local jurisdictions and is subject to significant uncertainty. Failure to comply with any laws, rules and regulations, some of which may not exist yet or are subject to interpretation and may be subject to change, could result in a variety of adverse consequences, including civil penalties and fines imposed by governmental authorities, including the SEC, the FTC, the FinCEN and one or more state regulatory authorities. Under certain circumstances, such failure by our company could also result in criminal sanctions.

Governments may in the future curtail or outlaw the acquisition, use or redemption of cryptocurrencies. Ownership of, holding or trading in cryptocurrencies may then be considered illegal and subject to sanction. Governments may also take regulatory action that may increase the cost and/or subject cryptocurrency companies to additional regulation. Judicial determinations may also have an adverse impact on the trading of cryptocurrencies. On July 25, 2017, the SEC released an investigative report which states that the United States would, in some circumstances, consider the offer and sale of cryptocurrencies pursuant to an initial coin offering (“ICO”) subject to federal securities laws. Thereafter, China released statements and took similar actions, but subsequently blocked ICOs and cryptocurrency exchanges. These actions may be a prelude to further action that chills widespread acceptance of blockchain and cryptocurrency adoption and have a material adverse effect on our ability to continue as a going concern or to pursue our new strategy at all, which could have a material adverse effect on our business, prospects or operations. In particular, China is a large market that might indicate larger worldwide trends, so its restrictions related to ICOs and domestic and foreign exchanges may have wider implications for the cryptocurrency industry. Moreover, in the United States some cryptocurrencies that we may wish to offer, may have been issued in whole or part as part of an ICO. It is unclear what view the SEC might ultimately take with regard to cryptocurrencies that are of the character of cryptocurrencies if they were initially issued in whole or part as part of an ICO. If the SEC were to deem all cryptocurrencies issued as part of ICOs as securities, we may be required to seek certain licenses we currently are not intending to acquire, and this could have an adverse impact on our operations.

Governments may in the future take regulatory actions that prohibit or severely restrict the right to acquire, own, hold, sell, use or trade cryptocurrencies or to exchange cryptocurrencies for fiat currency. Similar actions by governments or regulatory bodies (such as an exchange on which our securities are listed, quoted or traded) could result in restriction of the acquisition, ownership, holding, selling, use or trading in our securities. Such a restriction could result in us liquidating our inventory at unfavorable prices and may adversely affect our shareholders and have a material adverse effect on our ability to continue as a going concern or to pursue our new strategy at all, raise new capital or maintain a securities listing with an exchange, which could have a material adverse effect on our business, prospects or operations and harm investors in our securities.

Risks Related to Our Business

We may not be able to achieve our strategic initiatives and grow our business as anticipated.

Our strategic initiatives have required us to devote financial and operational assets to our activities. Our success depends on our ability to appropriately manage our expenses as we invest in these initiatives. If we are not able to execute on this strategy successfully or if our investments in these activities do not yield significant returns, our business may not grow as we anticipated, which could adversely affect our operating results.

Unfavorable global economic, business or political conditions could adversely affect our business, financial condition or results of operations.

Our results of operations could be adversely affected by general conditions in the global economy and in the global financial markets, including conditions that are outside of our control, including the U.S. presidential election and the impact of health and safety concerns, such as those relating to the current COVID-19 outbreak. The most recent global financial crisis caused extreme volatility and disruptions in the capital and credit markets. A severe or prolonged economic downturn could result in a variety of risks to our business, including weakened demand for bitcoin and our ability to raise additional capital when needed on acceptable terms, if at all. Any of the foregoing could harm our business and we cannot anticipate all the ways in which the current economic climate and financial market conditions could adversely impact our business.

The future impact of the COVID-19 outbreak is highly uncertain, cannot be predicted and there is no assurance that the COVID-19 outbreak will not have a material adverse impact on the future results of the Company. The extent of the impact, if any, will depend on future developments, including actions taken to contain the coronavirus.

Any disruption of service at our facilities or our third-party providers could interrupt or delay our customers’ access to solutions, which could harm our operating results.

Any damage to, or failure of, our systems generally could result in interruptions in our services. Interruptions in our services may reduce our revenue, cause customers to terminate their subscriptions and adversely affect our attrition rates and our ability to attract new customers, all of which would reduce our revenue. Our business would also be harmed if our customers and potential customers believe our services are unreliable. Although we may not grow as we expect, if we fail to manage our growth effectively or to develop and expand our managerial, operational, and financial resources and systems, our business and financial results would be materially harmed.

We rely on third parties for certain financial and operational services essential to our ability to manage our business. A failure or disruption in these services could materially and adversely affect our ability to manage our business effectively.

We rely on third parties for certain essential financial and operational services. Traditionally, the vast majority of these services are provided by large enterprise software vendors who license their software to customers. Moreover, these vendors provide their services to us via a cloud-based model instead of software that is installed on our premises. As a result, we depend upon these vendors providing us with services that are always available and are free of errors or defects that could cause disruptions in our business processes, which could adversely affect our ability to operate and manage our operations.

Many of our customers are small- and medium-sized businesses, which may result in increased costs as we attempt to reach, acquire and retain customers. If we are unable to cost-effectively market and sell our service to our target customers, our ability to grow our revenue and become profitable will be harmed.

We may choose to raise additional capital. Such capital may not be available, or may be available on unfavorable terms, which would adversely affect our ability to operate our business.

We expect that our existing cash balances will be sufficient to meet our working capital and capital expenditure needs for the next twelve months. If we choose to raise additional funds, due to unforeseen circumstances or material expenditures, we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all, and any additional financings could result in additional dilution to our existing stockholders.

Our market is subject to changing preferences; failure to keep up with these changes would result in our losing market share, thus seriously harming our business, financial condition and results of operations.

Our customers and end users expect frequent product introductions and have changing requirements for new products and features. In order to be competitive, we need to develop and market new products and product enhancements that respond to these changing requirements on a timely and cost-effective basis. Our failure to do so promptly and cost effectively would seriously harm our business, financial condition and results of operations.

We have had a history of losses and may incur future losses, which may prevent us from attaining profitability.

We have had a history of operating losses since our inception and, as of September 30, 2020, we had an accumulated deficit of approximately $1,578,268. We may incur operating losses in the future, and these losses could be substantial and impact our ability to attain profitability. We do not expect to significantly increase expenditures for product development, general and administrative expenses, and sales and marketing expenses; however, if we cannot increase revenue growth, we will not achieve or sustain profitability or positive operating cash flows. Even if we achieve profitability and positive operating cash flows, we may not be able to sustain or increase profitability or positive operating cash flows on a quarterly or annual basis.

We cannot predict every event and circumstance that may impact our business and, therefore, the risks discussed herein may not be the only ones you should consider.

As we continue to grow our business, we may encounter other risks of which we are not aware as of the date of this Registration Statement. These additional risks may cause serious damage to our business in the future, the impact of which we cannot estimate at this time.

We will need additional funding if we intend on growing. If we are unable to raise capital when needed, we would be forced to delay, reduce or eliminate our planned development.

We expect our expenses to increase in connection with our ongoing activities. Furthermore, upon the effectiveness of this Registration Statement, we expect to incur additional costs associated with operating as a public company. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce or eliminate some or all of our research and development programs or commercialization efforts.

Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

Until the time, if ever, that we can generate substantial product revenues, we plan to finance our cash needs through some combination of equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. We do not have any committed external source of funds. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our existing stockholders will be diluted, and the terms of these new securities may include liquidation or other preferences that adversely affect the rights of our existing stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

There is a risk that the distribution of the Lukki Tokens we hold may be subject to federal and or state laws if they are considered securities

In the past, the SEC has considered some digital tokens as securities. A Report by the SEC in July 2017 stated that issuers of distributed ledger or blockchain technology-based securities must register offers and sales of such securities unless a valid exemption applies. Those participating in unregistered offerings also may be liable for violations of the securities laws. If the token is deemed a security, federal and state securities laws require investment professionals and their firms who offer, transact in, or advise on investments to be licensed or registered. Further, the issuer of these tokens could face discipline for noncompliance of such state and federal laws.

There is substantial doubt about our ability to continue as a going concern

We have not generated any profit from combined operations since our inception. We expect that our operating expenses will increase over the next twelve months to continue our development activities. Based on our average monthly expenses and current burn rate, we estimate that our cash on hand will not sufficiently support our operation for the next twelve months. We do not expect to raise capital through debt financing from traditional lending sources since we are not currently generating a profit from operations. Therefore, we only expect to raise money through equity financing via the sale of our common stock or equity-linked securities such as convertible debt. If we cannot raise the money that we need in order to continue to operate our business, we will be forced to delay, scale back or eliminate some or all of our proposed operations. If any of these were to occur, there is a substantial risk that our business would fail. If we are unsuccessful in raising additional financing, we may need to curtail, discontinue or cease operations.

Impact of COVID-19 on Our Business

In December 2019, a novel strain of coronavirus (COVID-19) emerged in Wuhan, Hubei Province, China. While initially the outbreak was largely concentrated in China and caused significant disruptions to its economy, it has now spread to several other countries and infections have been reported globally fiscal first quarter and potentially beyond.

Because COVID-19 infections have been reported throughout the United States, certain federal, state and local governmental authorities have issued stay-at-home orders, proclamations and/or directives aimed at minimizing the spread of COVID-19. Additional, more restrictive proclamations and/or directives may be issued in the future. As a result, all of our office locations have been closed effective April 1, 2020.

The ultimate impact of the COVID-19 pandemic on the Company’s operations is unknown and will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the COVID-19 outbreak, new information which may emerge concerning the severity of the COVID-19 pandemic, and any additional preventative and protective actions that governments, or the Company, may direct, which may result in an extended period of continued business disruption, reduced customer traffic and reduced operations. Any resulting financial impact cannot be reasonably estimated at this time but is anticipated to have a material adverse impact on our business, financial condition and results of operations.

The measures taken to date will impact the Company’s business for the fiscal fourth quarter and potentially beyond. Management expects that all of its business segments, across all of its geographies, will be impacted to some degree, but the significance of the impact of the COVID-19 outbreak on the Company’s business and the duration for which it may have an impact cannot be determined at this time.

Risks Related to Employee Matters and Managing Growth

Our future success depends on our ability to retain our chief executive officer and other key executives and to attract, retain and motivate qualified personnel.

We are highly dependent on David Chen, our Chief Executive Officer, as well as the other principal members of our management team. We have not entered into an employment agreement with Mr. Chen, so there is nothing preventing him from terminating his employment with us at any time. We do not maintain “key person” insurance for any of our executives or other employees. The loss of the services of any of these persons could impede the achievement of our research, development and commercialization objectives.

In addition, we rely on consultants and advisors, to assist us in formulating our development and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us.

Risks Associated with Our Capital Stock

Because we will become a reporting company under the Exchange Act by means other than a traditional underwritten initial public offering, we may not be able to attract the attention of research analysts at major brokerage firms.

Because we will not become a reporting company by conducting an underwritten initial public offering, or IPO, of our common stock, and because we will not be listed on a national securities exchange, security analysts of brokerage firms may not provide coverage of our company. In addition, investment banks may be less likely to agree to underwrite secondary offerings on our behalf than they might if we were to become a public reporting company by means of an IPO because they may be less familiar with our company as a result of more limited coverage by analysts and the media, and because we became public at an early stage in our development.

Our common stock may become subject to the SEC’s penny stock rules, which may make it difficult for broker-dealers to complete customer transactions and could adversely affect trading activity in our securities.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock may be less than $5.00 per share for some period of time and therefore would be a “penny stock” according to SEC rules, unless we are listed on a national securities exchange. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

●	make a special written suitability determination for the purchaser;

●	receive the purchaser’s prior written agreement to the transaction;

●	provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

●	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

If required to comply with these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected.

The market price of our common stock may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

Our stock price may experience substantial volatility as a result of a number of factors, including:

●	sales or potential sales of substantial amounts of our common stock;

●	the success of competitive products or technologies;

●	announcements about us or about our competitors, including new product introductions and commercial results;

●	the recruitment or departure of key personnel;

●	developments concerning our licensors or manufacturers;

●	litigation and other developments;

●	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

●	variations in our financial results or those of companies that are perceived to be similar to us; and

●	general economic, industry and market conditions.

Many of these factors are beyond our control. The stock markets in general, and the market for FinTec and blockchain companies in particular, have historically experienced extreme price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors could reduce the market price of our common stock, regardless of our actual operating performance.

We have never paid and do not intend to pay cash dividends.

We have never paid cash dividends on any of our capital stock and we currently intend to retain future earnings, if any, to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be our common stockholders’ sole source of gain for the foreseeable future. Under the terms of our existing Certificate of Incorporation, we cannot declare, pay or set aside any dividends on shares of any class or series of our capital stock, other than dividends on shares of common stock payable in shares of common stock, unless we pay dividends to the holders of our preferred stock. Additionally, without special stockholder and board approvals, we cannot currently pay or declare dividends and will be limited in our ability to do so until such time, if ever, that we are listed on a stock exchange.

Our executive officers and directors have the ability to control all matters submitted to stockholders for approval.

Our executive officers and directors hold collectively 1,801,634,585 shares of our Common Stock, and as such, they would be able to control all matters submitted to our stockholders for approval, as well as our management and affairs. For example, these persons, if they choose to act collectively, would control the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent an acquisition of our company on terms that other stockholders may desire.

Provisions in our Certificate of Incorporation and by-laws and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our Certificate of Incorporation and by-laws, respectively, may discourage, delay or prevent a merger, acquisition or other change in control of us that stockholders may consider favorable, including transactions in which our common stockholders might otherwise receive a premium price for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors.

We will incur increased costs as a result of operating as a public reporting company, and our management will be required to devote substantial time to new compliance initiatives.

As a public reporting company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002 and rules subsequently implemented by the SEC, have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance.

Item 2. Financial Information.

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing at the end of this Registration Statement. Some of the information contained in this discussion and analysis or set forth elsewhere in this Registration Statement, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should read the “Risk Factors” section of this Registration Statement for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Plan of Operation

Token Communities Ltd. (the “Company” or “Limited”) researches and creates white paper analysis for companies regarding block chain technology, and also operates the “Lukki Exchange,” including all client lists, intellectual property related to the brand “Lukki”.

Results from Operations – For the year ended June 30, 2020 as compared to June 30, 2019

Revenue

For the years ended June 30, 2020 and 2019, the Company had total sales of $0 and $150,000, respectively. The decrease in revenues was due to the inability of the Company to generate sales. Our revenues came from consulting and financial advisory services.

Operating Expenses

Total operating expenses decreased from $930,673 in 2019 to $165,233 in 2020, an increase of $780,673. The decrease was primarily due to a slowdown in business operations and a reduction in research and development expenses.

General and administrative expenses decreased from $605,814 for the year ending June 30, 2019, as compared to $165,233 for the year ending June 30, 2020, a change of $440,581, which was due to a slowdown in business operations.

Loss From Operations

As a result of the foregoing, our loss from operations was $780,673, for the year ended June 30, 2019, compared with $165,233, for the year ended June 30, 2020. The decrease in our overall loss from operations was a result of a slowdown in business operations and a reduction in research and development expenses.

Other Income (Expense)

Other Income (Expense) increased from ($515,221,506) in 2019 to $518,400,000 in 2020. This increase was due to an increase in the change in fair value of derivative liability relating to stock warrants which were cancelled in 2020.

Net Income (Loss)

For the year ended June 30, 2020 the Company had net income of approximately $518,234,767 compared to a net loss of approximately ($516,002,179) for the year ended June 30, 2019, an increase of $1,034,236,946. The increase is primarily due to the change in fair value of derivative liability as discussed above. The change in valuation was related to the warrant holders releasing the Company of their obligation under the original warrants as part of the transaction on July 14, 2020.

Liquidity and Capital Resources

As of June 30, 2020 and 2019, the Company had $1,148 in Total Assets, consisting of $312 in cash, $836 in other assets. The Company’s total liabilities exceeded its consolidated current assets by approximately $519,467,787 as of June 30, 2019 primarily due to $518,400,000 in derivative liability ($518,400,000). Total liabilities exceeded its consolidated current assets by approximately and $893,140 as of June 30, 2020.

As of June 30, 2020, the Company has yet to achieve profitable operations, and while the Company hopes to achieve profitable operations in the future, if not it may need to raise capital from stockholders or other sources to sustain operations and to ultimately achieve viable operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s principal sources of liquidity have been cash provided by operating activities, as well as its ability to raise capital. The Company’s operating results for future periods are subject to numerous uncertainties and it is uncertain if the Company will be able to become profitable and continue growth for the foreseeable future. If management is not able to increase revenue and/or manage operating expenses, the Company may not be able to maintain profitability. The Company’s ability to continue in existence is dependent on the Company’s ability to achieve profitable operations.

To continue operations for the next 12 months we will have a cash need of approximately $500,000. Should we not be able to fulfill our cash needs through the increase of revenue we will need to raise money through outside investors through convertible notes, debt or similar instrument(s), the Company has no committed external source of funds, and there is no guarantee we would be able to raise such funds. The Company plans to pay off current liabilities through sales and increasing revenue through sales of Company services and or products, or through financing activities as mentioned above.

Our cash flows for the year ended June 30, 2020 and 2019 are summarized below:

	Year Ending June 30, 2020	Year Ending June 30, 2019
Net cash used in operating activities	$(70,938)	$(157,187)
Net cash used in investing activities	$0	$(836)
Net cash provided by financing activities	$8,000	$135,786
Net Change in Cash	$0	$0
Cash at beginning of year	$312	$312
Cash at end of year	$312	$312

Net Cash Used in Operating Activities

For the year ended June 30, 2020, ($70,938) net cash used in operating activities was primarily attributable to loss from operations, financed by an increase in accounts payable and accrued liabilities. For the year ended June 30, 2019, ($157,187) net cash used in operating activities was due to loss from operations financed by an increase in accounts payable and accrued liabilities.

Net Cash Used in Investing Activities

For the year ended June 30, 2020, net cash used in investing activities of $0 as compared to ($836) for the year ended June 30, 2019.

Net Cash Provided by Financing Activities

For the year ended June 30, 2020, net cash provided by financing activities was $8,000 as compared to $135,786 for the year ended June 30, 2019. The change was due to reduced financing received from related parties.

Results from Operations – For the year ended September 30, 2020 as compared to September 30, 2019

Revenue

For the periods ended September 30, 2020 and 2019, the Company had total sales of $0 and $0, respectively. This was due to the inability of the Company to generate sales. Our revenues came from consulting and financial advisory services.

Operating Expenses

Total operating expenses increased from $36,984 in 2019 to $90,747 in 2020, an increase of $53,763. The increase was primarily due to increased spending on business operations and audit and accounting fees

Loss From Operations

As a result of the foregoing, our loss from operations was $90,747, for the periods ended September 30, 2020, compared with net income of $247,283,077, for the period ended September 30, 2019. The increase in our overall loss from operations was a primarily due to a gain in the derivative liability in 2019 and increased spending on business operations in 2020.

Other Income (Expense)

Other Income (Expense) increased from $247,320,061 in 2019 to 0 in 2020. This increase was due to an increase in the change in fair value of derivative liability relating to stock warrants which were cancelled subsequent to June 30,2020.

Net Income (Loss)

For the period ended September 30, 2020 the Company had net loss of approximately $90,747 compared to a net income of approximately $247,283,077 for the period ended September 30, 2019, a decrease of $247,373,824. The decrease is primarily due to the change in fair value of derivative liability as discussed above. The change in valuation was related to the warrant holders releasing the Company of their obligation under the original warrants as part of the transaction on July 14, 2020.

Liquidity and Capital Resources

As of September 30, 2020 and 2019, the Company had $1,148 in Total Assets, consisting of $312 in cash, $836 in other assets. The Company’s total liabilities exceeded its consolidated current assets by approximately $272,154,167 as of September 30, 2019 primarily due to $271,079,939 in derivative liability. Total liabilities exceeded its consolidated current assets by approximately and $998,092 as of September 30, 2020.

As of September 30, 2020, the Company has yet to achieve profitable operations, and while the Company hopes to achieve profitable operations in the future, if not it may need to raise capital from stockholders or other sources to sustain operations and to ultimately achieve viable operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s principal sources of liquidity have been cash provided by operating activities, as well as its ability to raise capital. The Company’s operating results for future periods are subject to numerous uncertainties and it is uncertain if the Company will be able to become profitable and continue growth for the foreseeable future. If management is not able to increase revenue and/or manage operating expenses, the Company may not be able to maintain profitability. The Company’s ability to continue in existence is dependent on the Company’s ability to achieve profitable operations.

To continue operations for the next 12 months we will have a cash need of approximately $500,000. Should we not be able to fulfill our cash needs through the increase of revenue we will need to raise money through outside investors through convertible notes, debt or similar instrument(s), the Company has no committed external source of funds, and there is no guarantee we would be able to raise such funds. The Company plans to pay off current liabilities through sales and increasing revenue through sales of Company services and or products, or through financing activities as mentioned above.

Our cash flows for the period ended September 30, 2020 and 2019 are summarized below:

	Three months Ending September 30, 2020	Three months Ending September 30, 2019
Net cash used in operating activities	$(36,733)	$(29,218)
Net cash used in investing activities	$0	$(0)
Net cash provided by (used in )financing activities	$50,938	$(1,325)
Net Change in Cash	$0	$0
Cash at beginning of year	$312	$312
Cash at end of year	$312	$312

Net Cash Used in Operating Activities

For the period ended September 30, 2020, ($36,733) net cash used in operating activities was primarily attributable to loss from operations, financed by an increase in accounts payable and accrued liabilities. For the period ended September 30, 2019, ($29,218) net cash used in operating activities was due to loss from operations financed by an increase in accounts payable and accrued liabilities.

Net Cash Used in Investing Activities

For the period ended September 30, 2020, net cash used in investing activities of $0 as compared to $0 for the period ended June 30, 2019.

Net Cash Provided by Financing Activities

For the period ended September 30, 2020, net cash provided by financing activities was $50,938 as compared to cash used of $1,325 for the period ended September 30, 2019. The change was due to increased financing received from related parties.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Notes to the Consolidated Financial Statements describes the significant accounting policies and methods used in the preparation of the Consolidated Financial Statements. Estimates are used for, but not limited to, contingencies and taxes. Actual results could differ materially from those estimates. The following critical accounting policies are impacted significantly by judgments, assumptions, and estimates used in the preparation of the Consolidated Financial Statements.

Loss Contingencies

The Company is subject to various loss contingencies arising in the ordinary course of business. The Company considers the likelihood of loss or impairment of an asset or the incurrence of a liability, as well as its ability to reasonably estimate the amount of loss in determining loss contingencies. An estimated loss contingency is accrued when management concludes that it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. The Company regularly evaluates current information available to us to determine whether such accruals should be adjusted.

Income Taxes

The Company recognizes deferred tax assets (future tax benefits) and liabilities for the expected future tax consequences of temporary differences between the book carrying amounts and the tax basis of assets and liabilities. The deferred tax assets and liabilities represent the expected future tax return consequences of those differences, which are expected to be either deductible or taxable when the assets and liabilities are recovered or settled.

Recent Accounting Pronouncements

See Note 2 of the consolidated financial statements for discussion of Recent Accounting Pronouncements.

Off-Balance Sheet Arrangements

We are not currently a party to, or otherwise involved with, any off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Recently Adopted Accounting Standards

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers: Topic 606, or ASU 2014-09. ASU 2014-09 establishes the principles for recognizing revenue and develops a common revenue standard for U.S. GAAP. The standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. In applying the new revenue recognition model to contracts with customers, an entity: (1) identifies the contract(s) with a customer; (2) identifies the performance obligations in the contract(s); (3) determines the transaction price; (4) allocates the transaction price to the performance obligations in the contract(s); and (5) recognizes revenue when (or as) the entity satisfies a performance obligation. The accounting standards update applies to all contracts with customers except those that are within the scope of other topics in the FASB Accounting Standards Codification. The accounting standards update also requires significantly expanded quantitative and qualitative disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. This guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2017. The Company adopt ed ASU 2014-09 effective January 1, 2018. The adoption of this standard had no material impact on the Company’s financial statements.

Item 3. Properties.

Currently the Company utilizes offices provided by the President of the Company no charge.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following tables set forth, as of October 31, 2020, certain information concerning the beneficial ownership of our capital stock, including our common stock by:

●	each stockholder known by us to own beneficially 5% or more of any class of our outstanding stock;

●	each director;

●	each named executive officer;

●	all of our executive officers and directors as a group; and

●	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of any class of our outstanding stock.

As of October 31, 2020, the Company had authorized 5,000,000,000 shares of common stock and 20,000,000 shares of Preferred Stock. There were 2,095,671,162 shares of common stock and 0 shares of Preferred Stock outstanding as of October 31, 2020.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of October 31, 2020 are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, we believe the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable.

Security Ownership of Management

Title of Class	Name and Address of Beneficial Owner	Amount and nature of beneficial ownership		Percent of Class
Common Stock	David Chen	1,745,000,585	(1)	83.267%
	Peter Yaugh Chen	0		0
	Xiangru Lin	0		0
	Peter Maddocks	56,634,000	(2)
	Executive Officers and Directors as a Group	1,801,634,585		86%

(1)	Shares are held in the name American Software Capital Inc., and entity of which David Chen is the President.
(2)	Includes 52,434,000 shares of Common Stock held in Golden Square Equity Partners Limited.

Item 5. Directors and Executive Officers.

The names, positions, terms, and periods served of the Company’s present directors are set forth in the following table:

Name	Positions	Period of Service Began
David Chen	Chairman of the Board/CEO/President	7/14/2020
Peter Yaugh Chen	Director/CFO	7/14/2020
Xiangru Lin	Director	7/14/2020
Peter Maddocks	Director	4/10/2017

There are no agreements with respect to electing directors. The Board of Directors appoints officers annually and each executive officer serves at the discretion of the Board of Directors. The Company does not have any standing committees at this time, and due to its small size does not believe that committees are necessary at this time. As of the date of this Registration Statement the Company’s entire Board fulfills the duties of an audit committee. None of the directors held any directorships during the past five years in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of such act, or of any company registered as an investment company under the Investment Company Act of 1940.

Director and Officer Biographical Information

David Chen – Chairman of the Board/CEO/President

David Chen has served as Chief Operating Officer of XT Energy Group, Inc. from July 2018 to March 2020. He has served as Executive Director, President and Chief Executive Officer of ASC, since July 2017, as Executive Director of Asia Pacific at Federal Aerospace Holdings Group, a general aviation development company since September 2015, as President of Sino Tech Jiu-Ding Energy Development Co., Ltd., a shale oil technology company, since May 2016, and as President of Inner Mongolia Aero Motor Group, a low-speed electric vehicle manufacturing company, since December 2017. He previously served as President of American Franchise Development Group from May 1998 to March 2008, and as Property Claims Manager at Transtate Insurance Company, a New York State Property & Casualty Insurer from June 1991 to July 1998. Mr. Chen received a master’s degree in Asian Studies from St. John’s University and an Executive degree in business administration from Tuck School of Business at Dartmouth. Mr. Chen obtained his bachelor’s degree in computer science from Southern Connecticut State University. Mr. Chen has received numerous awards for his business achievement, such as Minority Retailer of the Year in 2006 by U.S. Department of Commerce, Minority Business Development Agency, Overseas Chinese Model Businessman of the Year in 2006 by Republic of China (Taiwan), Businessman of the Year in 2007 by National Republican Congressional Committee Business Advisory Committee.

Peter Yaugh Chen – Director/CFO

Peter Yaugh Chen served as the Vice President, Development Operations as well as director of Development Operations at MiMedia, Inc. since 2014. Peter serves as Director and Executive Vice President of American Software Capital Inc. Peter is the brother of David Chen.

Xiangru Lin - Director

Xiangru Lin served as the Chief Financial Officer of Federal Aerospace Holdings Group from 2017 to 2019, and as the Comptroller of Aero Motors Group from 2017 to 2019. She is also the Chairwoman of Hainan Softbank Stem Cell Company in Boao, Hainan. Presently she is the Chief Operating Officer and a Director of ASC. Xiangru Lin attended St. John’s University in New York in 2019 (a certificate program), she graduated from Zhengzhou University in 2010.

Peter Maddocks– Director

On April 10, 2017, the shareholders of the Company voted Mr. Peter E. Maddocks as Director, CEO, and CFO. Peter E. Maddocks, is a British Citizen residing in Chatham Kent, England. On February 26, 2018 Mr. Maddocks resigned as CEO, and on April 2, 2019 he resigned as CFO. On June 20, 2019 he was named President/CEO/CFO, which titles he resigned on July 14, 2020, remaining as a Director.

Peter E. Maddocks is a Chartered Accountant who worked for KPMG before he entered the banking world as a financial controller with Citi Bank, ANZ, Abbey National and Grindlays, He spent several years in senior financial controllers position with Citi Bank Private Banking in London, as financial controller of Citi Bank Italy and South East Europe, based in Rome and with Citi Bank Venture Capitals emerging markets group. Over the past fifteen years Mr. Maddocks has held directorships in several private and public companies traded in the USA and has served as Chief Executive officer of a London Stock Exchange “Alternative Investment Market” Listed Company in the Mining and Oil and Gas sectors. Since 2005 or over the past twelve years he has been a President and Chief Executive Officer of a company engaged in ownership of a Natural Gas project in New Mexico. Since July 28, 2014 to present date he has been Chairman of London Mining Finance Limited, a privately held company engaged in financing mining ventures. He currently serves as Chairman of Golden Square Equity Partners Limited.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

(1) had a petition under the Federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(2) has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) has been the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

(i) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii) Engaging in any type of business practice; or

(iii) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

(4) has been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in (3)(i) above, or to be associated with persons engaged in any such activity;

(5) has been found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

(6) has been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

(7) has been the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

(i) Any Federal or State securities or commodities law or regulation; or

(ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

(iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(8) has been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Item 6. Executive Compensation.

Summary Compensation Table

The following table sets forth, for the fiscal years ended June 30, 2020 and June 30, 2019, certain information regarding the compensation earned by the Company’s named executive officers.

Summary Compensation Table
Name and Principal Position (5)	Fiscal Year Ended June 30,	Salary ($)	Total ($)
David Chen, Chairman, CEO, President (1)	2019	$0	$0
	2020	0	0

Peter Yaugh Chen, CFO (2)	2019	0	0
	2020	0	0

Peter Maddocks, Director(3)	2019	0	0
	2020	0	0

Xiangru Lin (4)	2019	0	0
	2020	0	0

(1)	David Chin was named Chairman, CEO and President July 14, 2020.
(2)	Peter Yaugh Chen was named Director and CFO July 14, 2020.
(3)	Peter Maddocks was named director, CEO, and CFO April 10, 2017. On February 26, 2018 Mr. Maddocks resigned as CEO, and on April 2, 2019 he resigned as CFO. On June 20, 2019 he was named President/CEO/CFO, which titles he resigned on July 14, 2020, remaining as a Director.
(4)	Xiangru Lin was named director July 14, 2020.

Director Compensation

Directors do not receive compensation for serving as a Director of the Company.

Employment Agreements

The Company does not have any written agreements with any of its executive officers.

Stock Option Plan and other Employee Benefits Plans

The Company does not maintain a Stock Option Plan or other Employee Benefit Plans.

Overview of Compensation Program

We currently do not maintain a Compensation Committee of the Board of Directors. Until a formal committee is established, our entire Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Board of Directors ensures that the total compensation paid to the executives is fair, reasonable, and competitive.

Compensation Philosophy and Objectives

The Board of Directors believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company and that aligns executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. As a result of the size of the Company, the Board evaluates both performance and compensation on an informal basis. Upon hiring additional executives, the Board intends to establish a Compensation Committee to evaluate both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative.

Role of Executive Officers In Compensation Decisions

The Board of Directors makes all compensation decisions for, and approves recommendations regarding equity awards to, the executive officers and directors of the Company.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

Transactions with Related Persons

Amounts due to a related party are for advances made by stockholders of the Company. The balance due of $261,695 as at June 30, 2020 and 2019, respectively, is presented as due to related parties in the accompanying consolidated balance sheet.  The amounts due are non-interest bearing and payable upon demand.

Steven Knight, former executive, was owed $36,421. On November 5, 2020, Mr. Knight signed an agreement with the Company to forgive the debt in its entirety.

Trends Mergers and Acquisitions, LLC (“Trends”), former stockholder, was owed $162,145. On November 5, 2020, Trends signed an agreement with the Company to forgive the debt in its entirety.

Alex Lightman, former executive, was owed $32,550. On December 14, 2020, Mr. Lightman signed an agreement with the Company to forgive the debt in its entirety.

Promoters and Certain Control Persons

None.

List of Parents

None.

Director Independence

The Company has two independent directors.

Item 8. Legal Proceedings.

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are not presently a party to any material litigation, nor to the knowledge of management is any litigation threatened against us, which may materially affect us.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information

The registration of each class of the Company’s securities registered pursuant to Exchange Act Section 12 was revoked effective October 15, 2020 because it failed to comply with Exchange Act Section 13(a) and Rules 13a-1 and 13a-13 thereunder because it has not filed any periodic reports with the SEC since the period ended June 30, 2018. The Company plans to apply for a trading symbol shortly after the filing of this registration statement.

Holders

As of October 31, 2020, there were 2,095,671,162 shares of common stock outstanding, which were held by approximately 180 record holders.

Dividends

We have never paid cash dividends on any of our capital stock and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. We do not intend to pay cash dividends to holders of our common stock in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

The Company does not currently maintain any Equity Compensation Plans.

Item 10. Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of common stock, and preferred stock issued, and options granted, by us during the last two fiscal years, that were not registered under the Securities Act. Also included is the consideration, if any, received by us, for such shares and options and information relating to the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

On July 23, 2019, the Company issued 80,000,000 shares as part of an acquisition whose terms were considered immaterial.

On June 30, 2020 the Company issued 277,200 shares of common stock in settlement of debt of $268,942.

Item 11. Description of Registrant’s Securities to be Registered.

We are registering on this Registration Statement only our common stock, the terms of which are described below. As of October 31, 2020, we had 5,000,000,000 authorized shares of common stock, par value $0.0001 per share and we had 20,000,000 authorized shares of preferred stock, par value $0.0001 per share.

Common Stock

Subject to the voting rights of the Company’s preferred stock, at any meeting of the shareholders, every shareholder of common stock is entitled to vote and may vote in person or by proxy authorized by an instrument in writing filed in accordance with the procedure established for the meeting.

Each shareholder shall have one vote for every share of stock entitled to vote, which is registered in his name on the record date for the meeting, except as otherwise required by law or the Certificate of Incorporation.

All elections of directors shall be determined by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present. Except as otherwise required by law or the Certificate of Incorporation, all matters other than the election of directors shall be determined by the affirmative vote of the holders of a majority of the shares entitled to vote on that matter and represented in person or by proxy at a meeting of shareholders at which a quorum is present.

The Company’s Certificate of Incorporation does not provide for cumulative voting or preemptive rights.

Warrants

On March 6, 2014 (inception), the Company issued 2,500,000 warrants, each of which was convertible into one share of our Common Stock. These consist of 500,000 “A Warrants” each convertible into one share of common stock at an exercise price of $4.00; 500,000 “B Warrants” each convertible into one share of common stock at an exercise price of $5.00; 500,000 “C Warrants” each convertible into one share of common stock at an exercise price of $6.00; 500,000 “D Warrants” each convertible into one share of common stock at an exercise price of $7.00; and 500,000 “E Warrants” each convertible into one share of common stock at an exercise price of $8.00. All warrants were originally set to expire if unexercised on August 30, 2016, however they were extended to August 30, 2019 by vote of the Board of Directors. All of these warrants were issued to creditors of Pacific Shores Development, Inc. by order of the Bankruptcy Court as part of the Chapter 11 Plan of Reorganization of that corporation.  The warrants were distributed under an exemption from registration provided by Section 1145 of Title 11 of the U.S. Code (the Bankruptcy Code).  On February 19, 2019, the Company and the holders of 81,000,000 Warrants executed an Amendment and Modification Agreement, changing the warrant exercise prices from $0.074 to $0.148, to $1.90 for all classes of warrants it held. On the same day the Company and the holders of 43,200,000 warrants split equally between Class B, C, D and E (10,800,000 per class) executed an Amendment and Modification Agreement , changing the warrant exercise price to a phased strike price ranging between $1.05 and $2.00. Previously the holder of 10,800,000 “A Warrants” also entered into an amendment and modification agreement, changing the warrant strike price ranging from $1.05 to $2.00. The warrants were originally due to expire on August 30, 2016; on April 30, 2016 the Company extended the warrants to August 30, 2019, and then subsequently extended to August 30, 2022. In June 2017 the Company conducted a forward split of its common stock at a ratio of 54 for 1 which increased the number of warrants outstanding to 135,000,000. On July 14, 2020 the holders of the warrants agreed to terminate all warrants outstanding.

Item 12. Indemnification of Directors and Officers.

The Company’s directors and executive officers are indemnified as provided by the Delaware General Corporation Law and our Certificate of Incorporation. These provisions state that certain persons (hereinafter called “lndemnitees”) may be indemnified by a Delaware corporation pursuant to the provisions of applicable law, namely, any person (or the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Company will indemnify the Indemnitees in each and every situation where the Company is obligated to make such indemnification pursuant to the aforesaid statutory provisions. The Company will also indemnify the Indemnitees in each and every situation where, under the aforesaid statutory provisions, the Company is not obligated, but is nevertheless permitted or empowered, to make such indemnification. Before making such indemnification with respect to any situation covered under the foregoing sentence, the Company will make a determination as to whether each Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that such Indemnitee’s conduct was unlawful. No such indemnification shall be made (where not required by statute) unless it is determined that such Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that such Indemnitee’s conduct was unlawful.

Item 13. Financial Statements and Supplementary Data.

The information required by this item may be found beginning on page F-1 of this Registration Statement and are incorporated herein by reference.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

We have had no disagreements with our independent auditors on accounting or financial disclosures.

Item 15. Financial Statements and Exhibits.

(a)	Financial Statements

Financial Statements:

For the Years Ended June 30, 2020 and 2019 and the periods ended September 30, 2020 and 2019

Report of Independent Registered Public Accounting Firm	F-1

Consolidated Balance Sheets as of June 30, 2020 and 2019, and as of September 30, 2020 and 2019	F-2

Consolidated Statements of Operations for the years ended June 30, 2020 and 2019, and for the periods September 30, 2020 and 2019	F-3

Consolidated Statements of Changes in Stockholders’ Deficit for the years ended June 30, 2020 and 2019, and the periods ended September 30, 2020 and 2019	F-4

Consolidated Statement of Cash Flows for the years ended June 30, 2020 and 2019, and the periods ended September 30, 2020 and 2019	F-5

Notes to Consolidated Financial Statements	F-6 - F-13

(b) Exhibits.

See the Exhibit Index attached hereto which is incorporated by reference.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Token Communities, Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Token Communities, Ltd. and its subsidiaries (the “Company”) as of June 30, 2020 and 2019 and the related consolidated statements of operations and comprehensive income, stockholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of June 30, 2020 and 2019, and the results of its consolidated operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations since inception and expects to continue to generate operating losses and negative cash flows for the foreseeable future. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ AJ Robbins CPA LLC

We have served as the Company’s auditor since 2019

Denver, Colorado

November 11, 2020

TOKEN COMMUNITIES LTD. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

As of September 30, 2020, and June 30, 2020

	June 30, 2020	September 30, 2020	June 30, 2019	September 30, 2019
		(unaudited)		(unaudited)
ASSETS

Assets
Current Assets:
Cash and equivalents	$312	$312	312	$312
Total current assets	312	312	312	312

Other assets	836	836	836	836
TOTAL ASSETS	$1,148	$1,148	$1,148	$1,148

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable	$395,688	$404,305	$565,580	$543,960
Accrued expenses	236,905	282,302	241,660	271,046
Due to related parties	261,695	312,633	261,695	260,370
Derivative liability	0	0	518,400,000	271,079,939
Total current liabilities	894,288	999,240	519,468,935	272,155,315
STOCKHOLDERS’ DEFICIT

Preferred stock, $.0001 par value; 20,000,000 shares authorized; 0 shares issued and outstanding
Common stock, $.0001 par value; 5,000,000,000 shares authorized; 350,277,200 and 270,000,000 shares issued and outstanding, respectively	35,028	209,528	27,000	27,000
Additional paid-in capital	444,508	444,508	175,594	175,594
Other comprehensive income	90,586	100,640	27,648	58,191
Accumulated deficit	(1,463,262)	(1,752,768)	(519,698,029)	(272,414,952)
Total stockholders’ deficit	(893,140)	(998,092)	(519,467,787)	(272,154,167)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,148	$1,148	$1,148	$1,148

The accompanying notes are an integral part of these financial statements.

TOKEN COMMUNITIES LTD. AND SUBSIDIARY

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

FOR THE YEAR ENDED JUNE 30, 2020 AND 2019

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

	June 30, 2020	September 30, 2020	June 30, 2019	September 30, 2019
		(unaudited)		(unaudited)

REVENUES	$0	$0	$150,000	$0

OPERATING EXPENSES
General and administrative	165,233	265,427	605,814	36,984
Bad debt write-off	0	0	245,879	0
Research and development	0	0	78,980	0
TOTAL OPERATING EXPENSES	165,233	265,427	930,673	36,984

LOSS FROM OPERATIONS	(165,233)	(265,427)	(780,673)	(36,984)

OTHER INCOME (EXPENSE)
Change in fair value of derivative liability	518,400,000	0	(515,221,506)	247,320,061

TOTAL OTHER INCOME (EXPENSE)	518,400,000	0	(515,221,506)	247,320,061

PROVISION FOR INCOME TAXES	0	0	0	0

NET INCOME (LOSS)	$518,234,767	$(265,427)	$(516,002,179)	$247,283,077
Foreign exchange translation gain	62,938	10,054	22,237	30,543
Comprehensive income	518,297,705	(255,373)	(515,979,942)	$247,313,620

NET INCOME (LOSS) PER SHARE: BASIC AND DILUTED	$1.50	$(0.00)	$(1.91)	$(0.00)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING: BASIC AND DILUTED	344,972,678	1,829,692,035	270,000,000	350,000,000

The accompanying footnotes are an integral part of these financial statements.

TOKEN COMMUNITIES LTD. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

SEPTEMBER 30, 2020

	Common Stock		Additional Paid-in	Comprehensive	Accumulated
	Shares	Amount	Capital	Income	Deficit	Total
Balance, June 30, 2018	270,000,000	$27,000	$175,594	$5,411	$(3,695,850)	$(3,487,845)

Foreign currency translation gain	0	0	0	22,237	0	22,237

Net loss for the year	0	0	0	0	(516,002,179)	(516,002,179)

Balance, June 30, 2019	270,000,000	27,000	175,594	27,648	(519,698,029)	(519,467,787)

Foreign currency translation gain	0	0	0	30,543	0	30,543

Net income for the period	0	0	0	0	247,283,077	247,283,077

Balance, September 30, 2019	270,000,000	$27,000	$175,594	$58,191	$(272,414,952)	(272,154,167)

Foreign currency translation gain	0	0	0	62,938	0	62,938

Issuance of shares for debt	277,200	28	268,914	0	0	268,942
Issuance of shares	80,000,000	8,000	0			8,000
Net income for the year	0	0	0	0	518,234,767	518,234,767

Balance, June 30, 2020	350,277,200	$35,028	$444,508	$90,586	$(1,463,262)	$(893,140)

Foreign currency translation gain	0	0	0	10,054	0	10,054

Issuance of shares for change in ownership	1,745,000,585	174,500	0	0	0	174,500
Net income for the period	0	0	0	0	(265,427)	(265,427)
Other equity adjustments	0	0	0	0	(24,259)	(24,259)

Balance, September 30, 2020	2,095,277,785	$209,528	$444,508	$100,640	$(1,752,768)	$(998,092)

The accompanying notes are an integral part of these financial statements.

TOKEN COMMUNITIES LTD. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEARS ENDED JUNE 30, 2020 AND 2019

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

	June 30, 2020	September 30, 2020	June 30, 2019	September 30, 2019
		(unaudited)		(unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	518,234,767	(265,427)	(516,002,179)	247,283,077
Adjustments to reconcile net loss to net cash used in operating activities:

Change in fair value of derivative liability	(518,400,000)	0	515,221,506	(247,320,061)

Write- off other assets	0	0	18,980	0
Changes in operating assets and liabilities:
Accounts receivable	0	0	250,914	0
Prepaid expenses and other assets	0	0	17,630	0
Deposits	0	0	171,942	0
Accounts payable	99,050	8,617	137,697	(21,620)
Accrued expenses	(4,753)	45,397	26,327	29,386
Net cash used in operating activities	(70,938)	(211,413)	(157,187)	(29,218)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payment for other assets	0	0	(836)	0
Net cased in investing activities	0	0	(836)	0

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of stock	8,000	174,500	0	0
Advances from related parties, net	0	50,938	135,786	(1,325)
Net cash provided by financing activities	8,000	225,438	135,786	(1,325)

Effect of exchange rate changes on cash and equivalents	62,938	(14,025)	22,237	30,543

NET DECREASE IN CASH AND EQUIVALENTS	0	0	0	0

CASH AND EQUIVALENTS, BEGINNING OF PERIOD	312	312	312	312

CASH AND EQUIVALENTS, END OF PERIOD	312	312	312	312
Non-cash operating activities
Exchange of stock for forgiveness of payables	$268,942	$0	$0	$0

CASH PAID FOR:
Interest	-	-	-	-
Income taxes	-	-	-	-

The accompanying notes are an integral part of these financial statements.

TOKEN COMMUNITIES LTD. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Organization and Basis of Presentation

Organization and Line of Business

Token Communities Ltd. (the “Company” or “Limited”) was organized under the laws of the State of Delaware on March 6, 2014, under the name Pacific Media Group Enterprises, Inc.  On April 7, 2017, the Company amended its Certificate of Incorporation with the Secretary of State of Delaware, changing its name to Extract Pharmaceuticals Inc. On January 26, 2018, the Board of Directors adopted an Amendment to its Certificate of Incorporation, changing its name to Token Communities Ltd.  The Company is a development stage company that researches and creates white paper analysis for companies regarding block chain technology.

On February 26, 2018, the Company entered into an Acquisition and Share Exchange Agreement with Token Communities PLC.  Under the Agreement, the Company’s majority shareholder returned 19,266,000 common shares to treasury, and at closing 100% of the issued and outstanding shares of PLC were acquired by the Company, for 172,800,000 newly issued common shares equal to 64% of the Company’s outstanding common stock as of the closing date, thus making the stockholders of PLC the majority stockholders of the Company. The transaction closed on May 18, 2018.  This transaction was accounted for as a reverse acquisition under the purchase method of accounting since PLC obtained control of Limited. Accordingly, the merger of PLC into Limited was recorded as a recapitalization of PLC, PLC being treated as the continuing entity. The transaction was treated as a recapitalization and not as a business combination. Limited had 116,466,000 shares outstanding prior to the merger. At the time of the merger, Limited’s principal stockholder surrendered 19,266,000 shares, which were cancelled.  After the merger the total number of Limited shares outstanding was 270,000,000.

PLC is a Gibraltar Financial Advisory firm which specializes in Blockchain, Artificial Intelligence and Fin-Tech investment in incubating as well as advising and managing qualified companies in the blockchain and distributed ledger technologies arena, including smart contracts, TGEs, DApps, and more. Advisement comprises the authoring of industry standard White Papers, technical aspects, design and implementation of market strategies, business appraisal and more. All potential clients are vetted and Anti-Money Laundering / Know-Your-Customer approved. The Company is also developing its own software technology with its dedicated team of developers.

The historical financial statements presented are the financial statements of PLC. The Acquisition and Share Exchange Agreement was treated as a recapitalization and not as a business combination; therefore, no pro forma information is disclosed. At the date of the merger, the net liabilities of the legal acquirer, Limited, were $57,107.

The combined entities are referred to hereafter as the “Company.”

On May 28, 2020, the Company acquired 3.5 billion iRide tokens in exchange for 80 million shares provided to iRide.io Tech Pte., Ltd., valued at $8,000, which was immediately expensed.

On July 14, 2020, a change in control of the Company was affected by a privately held corporation (American Software Company, controlled by 2 individuals) acquiring 83% of the outstanding stock from other control individuals. As part of this transaction, the Company transferred the 3.5 billion iRide tokens and 1,745,406,000 shares of it’s common stock to American Software in exchange for all technology, software codes and other intelligent products of the Lukki Exchange, a non-operating cyber coin exchange. Since the Lukki exchange had no previous material revenue nor assets, the acquisition has been accounted for as an asset acquisition and due to the facts that it has no value, and the parties to this transaction are related, the transaction has been accounted for as $(0), the value of the tokens are $(0), and no financial statements are being provided as part of the transaction.

As a condition to the closing of the transactions contemplated in the Asset Purchase Agreement shareholders agreed to cancel an aggregate of 174,540,600 shares of Common Stock of the Company, and the holders of the Company’s Series A, B, C, D and E warrants agreed to the cancellation of all such warrants.

Basis of Presentation

The accompanying consolidated financial statements (“CFS”) were prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”). Limited’s functional currency is the United States Dollars (“$” or “USD”) and Limited’s wholly-owned subsidiary, PLC’s functional currency is the Pound Sterling (“GBP”).

Going Concern

The accompanying CFS were prepared in conformity with U.S. GAAP, which contemplates the continuation of the Company as a going concern.  The Company had a stockholders’ deficit of $1,578,268 at September 30, 2020 and has incurred losses from operations since inception and expects to continue to generate operating losses and negative cash flows for the foreseeable future. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The continued operations of the Company are dependent upon its ability to raise additional capital, obtain additional financing and/or acquire or develop a business that generates sufficient positive cash flows from operations.

The accompanying CFS do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue as a going concern.

Foreign Currency Translation

The accounts of Limited are maintained in USD and the accounts of PLC are maintained in GBP. The accounts of PLC are translated into USD in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 830 Foreign Currency Transaction , with the GBP as the functional currency. According to Topic 830, all assets and liabilities are translated at the exchange rate on the balance sheet date, stockholders’ equity is translated at historical rates and statement of operations items are translated at the weighted average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income (loss) in accordance with ASC Topic 220, Comprehensive Income . Gains and losses resulting from the translations of foreign currency transactions and balances are reflected in the statement of operations and comprehensive income (loss). The following table details the exchange rates used for the periods.

	June 30, 2019	June 30, 2020
Period end: GBP to USD exchange rate	$1.27	$1.24
Average period: GBP to USD exchange rate	$1.29	$1.26

	September 30, 2019	September 30, 2020
Period end: GBP to USD exchange rate	$1.23	$1.29
Average period: GBP to USD exchange rate	$1.23	$1.28

Note 2 – Summary of Significant Accounting Policies

Use of Estimates

The preparation of CFS in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the CFS and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Principles of Consolidation

The accompanying CFS include the accounts of Limited and its wholly-owned Subsidiary, PLC. All significant intercompany transactions and balances were eliminated in consolidation.

Cash Equivalents

For the purpose of the statement of cash flows, cash equivalents include time deposits, certificate of deposits, and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable

Accounts receivable are recorded, net of allowance for doubtful accounts and sales returns. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentration, customer credit worthiness, current economic trends and changes in customer payment patterns to determine if the allowance for doubtful accounts is adequate. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Delinquent account balances are written-off after management has determined that the likelihood of collection is not probable and known bad debts are written off against the allowance for doubtful accounts when identified. As of June 30, 2020 the allowance for uncollectible accounts receivable was $0. As of September 30, 2020 and 2019 the allowance for uncollectible accounts receivable was zero, respectively.

Derivative Financial Instruments

The Company evaluates its agreements to determine if such instruments have derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Valuation of the derivatives by the Company requires significant estimates and assumptions for each period. For the year ended June 30, 2020 and 2019 and the periods ended September 30, 2020 and 2019, respectively, the assumptions related to derivative valuation was as follows:

Estimate and assumption	June 30, 2020	June 30, 2019
Volatility	172.45%	686.08%
Expected remaining term	2 years	1 Month – 3 Years
Exercise price	$1.05 - $2.00	$0.07 - $2.00
Stock price	$7.00	$4.80
Dividend rate	0%	0%
Discount rate	0.17%	1.73%

Estimate and assumption	September 30, 2020	September 30, 2019
Volatility	N/A	596.88%
Expected remaining term	N/A	~ 3 Years
Exercise price	N/A	$1.05 - $2.00
Stock price	N/A	$2.51
Dividend rate	N/A	0%
Discount rate	N/A	1.56%

For stock-based derivative financial instruments, the Company uses a Black-Scholes-Merton option pricing model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date. As of June 30, 2019 and September 30, 2019, the Company’s only derivative financial instruments were outstanding warrants since the Company did not have enough unissued authorized shares to satisfy the exercise of all the outstanding warrants. As of June 30, 2020, we noted that the warrant holders released the Company of their obligation under the original warrants as part of the transaction on July 14, 2020. As evidence was obtained that impacted the valuation on June 30, 2020 after the balance sheet date that impacted the balance at June 30, 2020, the warrants were written down to zero. There were not additional warrants issued during the period ended September 30, 2020.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and equivalents, accounts receivable, accounts payable, trust liability and advances, the carrying amounts approximate their fair values due to their short maturities.

FASB ASC Topic 820, Fair Value Measurements and Disclosures, requires disclosure of the fair value (“FV”) of financial instruments held by the Company. FASB ASC Topic 825, Financial Instruments, defines FV, and establishes a three-level valuation hierarchy for disclosures of FV measurement that enhances disclosure requirements for FV measures. The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their FVs because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

●	Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets in inactive markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 inputs to the valuation methodology use one or more unobservable inputs which are significant to the FV measurement.

The Company analyzes all financial instruments with features of both liabilities and equity under FASB ASC Topic 480, Distinguishing Liabilities from Equity, and FASB ASC Topic 815, Derivatives and Hedging.

The Company uses Level 2 inputs for its valuation methodology for derivative liabilities as their fair values were determined by using the Black-Scholes-Merton pricing model based on various assumptions. As of June 30, 2019 and September 30, 2019, the Company’s stock price used in the Black-Scholes-Merton pricing model was based on recent sales of the Company’s common stock to unrelated investors since there no market price for the Company’s common stock at March 31, 2019. The Company’s derivative liabilities are adjusted to reflect FV at each period end, with any increase or decrease in the FV being recorded in results of operations as adjustments to fair value of derivatives.

At June 30, 2019 and 2020, the Company identified the following liabilities that are required to be presented on the balance sheet at FV:

	Fair Value	Fair Value Measurements at
	As of	June 30, 2019
Description	June 30, 2019	Using Fair Value Hierarchy
		Level 1	Level 2	Level 3
Derivative liability - warrants	$518,400,000	$-	518,400,000	-

Total	$518,400,000	$-	$518,400,000	$-

	Fair Value	Fair Value Measurements at
	As of	June 30, 2020
Description	June 30, 2020	Using Fair Value Hierarchy
		Level 1	Level 2	Level 3
Derivative liability - warrants	$0	$-	0	-

Total	$0	$-	$0	$-

At September 30, 2019 and 2020, the Company identified the following liabilities that are required to be presented on the balance sheet at FV:

	Fair Value	Fair Value Measurements at
	As of	September 30, 2019
Description	September 30, 2019	Using Fair Value Hierarchy
		Level 1	Level 2	Level 3
Derivative liability - warrants	$271,079,939	$-	271,079,939	-

Total	$271,079,939	$-	$271,079,939	$-

	Fair Value	Fair Value Measurements at
	As of	September 30, 2020
Description	September 30, 2020	Using Fair Value Hierarchy
		Level 1	Level 2	Level 3
Derivative liability - warrants	$0	$-	0	-

Total	$0	$-	$0	$-

Revenue Recognition

ASU No. 2014-09, Revenue from Contracts with Customers (“Topic 606”), became effective for the Company on July 1, 2018. The Company’s revenue recognition disclosure reflects its updated accounting policies that are affected by this new standard. The Company applied the “modified retrospective” transition method for open contracts for the implementation of Topic 606. As sales are and have been primarily from advisory fees and related services, and the Company has no significant post-delivery obligations, this did not result in a material recognition of revenue on our accompanying CFS for the cumulative impact of applying this new standard. The Company made no adjustments to its previously-reported total revenues, as those periods continue to be presented in accordance with its historical accounting practices under Topic 605, Revenue Recognition.

Revenue from advisory fees and related services are recognized under Topic 606 in a manner that reasonably reflects the delivery of services to customers in return for expected consideration and includes the following elements:

●	executed contract(s) with our customer(s) that we believe is legally enforceable;

●	identification of performance obligation in the respective contract;

●	determination of the transaction price for each performance obligation in the respective contract;

●	allocation of the transaction price to each performance obligation; and

●	recognition of revenue only when the Company satisfies each performance obligation.

These five elements, as applied to the Company’s only revenue category, are summarized below:

●	Advisory fees and related services – the Company charges advisory fees for a suite of one to two dozen services that include advising on where to establish a corporation, establishing the corporation (often Gibraltar or Malta), writing white paper, setting up website, making videos or animations describing the company and its business, engaging in public relations, and introducing potential investors. The Company recognizes revenue upon completion and related delivery, as needed, of each step in the services process, as each step in the process is assigned a value as part of the contracts.

Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes. ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of, the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company has no material uncertain tax positions for any of the reporting periods presented.

Basic and Diluted Earnings (loss) Per Share

Earnings per share is calculated in accordance with ASC Topic 260, Earnings Per Share. Basic earnings per share (“EPS”) is based on the weighted average number of common shares outstanding. Diluted EPS is based on the assumption that all dilutive securities are converted.  Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. There were no potentially dilutive securities outstanding during any of the periods presented in these financial statements.

Foreign Currency Transactions and Comprehensive Income

U.S. GAAP generally requires recognized revenue, expenses, gains and losses be included in net income. Certain statements, however, require entities to report specific changes in assets and liabilities, such as gain or loss on foreign currency translation, as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. The functional currency of the Company’s subsidiary is the GBP. Translation gain of $100,546 at September 30, 2020 is classified as an item of other comprehensive income in the stockholders’ deficit section of the balance sheet.

Statement of Cash Flows

Cash flows from the Company’s operations are calculated based upon the local currencies using the average translation rates. As a result, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

Recent Accounting Pronouncements

In January 2017, the FASB issued Accounting Standards Update (“ASU”) 2017-01, Business Combinations (Topic 805) Clarifying the Definition of a Business. The amendments in this update clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The guidance is effective for interim and annual periods beginning after December 15, 2017 and should be applied prospectively on or after the effective date. The Company is in the process of evaluating the impact of this ASU on the Company’s CFS.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which requires restricted cash to be presented with cash and cash equivalents on the statement of cash flows and disclosure of how the statement of cash flows reconciles to the balance sheet if restricted cash is shown separately from cash and cash equivalents on the balance sheet. ASU 2016-18 is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted. The adoption of this ASU did not have an impact on the Company’s CFS.

In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfer of Assets Other than Inventory, which requires the recognition of the income tax consequences of an intra-entity transfer of an asset, other than inventory, when the transfer occurs. ASU 2016-16 is effective for interim and annual periods beginning after December 15, 2018, with early adoption permitted. The Company is in the process of evaluating the impact of this ASU on the Company’s CFS.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 provides guidance for targeted changes with respect to how cash receipts and cash payments are classified in the statements of cash flows, with the objective of reducing diversity in practice. ASU 2016-15 is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted. The adoption of this ASU did not have an impact on the Company’s CFS.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 requires lessees to recognize lease assets and lease liabilities on the balance sheet and requires expanded disclosures about leasing arrangements. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018 and interim periods in fiscal years beginning after December 15, 2018, with early adoption permitted. The Company is in the process of evaluating the impact of this ASU on the Company’s CFS.

In May 2014, FASB issued ASU No. 2014-09, Revenue from Contracts with Customers.  ASU 2014-09 is a comprehensive revenue recognition standard that will supersede nearly all existing revenue recognition guidance under current U.S. GAAP and replace it with a principle-based approach for determining revenue recognition.  ASU 2014-09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract.  The ASU also will require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract.  ASU 2014-09 is effective for interim and annual periods beginning after December 15, 2017.   Early adoption is permitted only in annual reporting periods beginning after December 15, 2016, including interim periods therein.  Entities will be able to transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption.  The Company adopted this ASU on October 13, 2017 and used the modified retrospective method of adoption. The adoption of this ASU did not have a material impact on the Company’s CFS.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying CFS. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

Risks and Uncertainties

In December 2019, a novel strain of coronavirus (COVID-19) emerged in Wuhan, Hubei Province, China. While initially the outbreak was largely concentrated in China and caused significant disruptions to its economy, it has now spread to several other countries and infections have been reported globally fiscal first quarter and potentially beyond.

Because COVID-19 infections have been reported throughout the United States, certain federal, state and local governmental authorities have issued stay-at-home orders, proclamations and/or directives aimed at minimizing the spread of COVID-19. Additional, more restrictive proclamations and/or directives may be issued in the future. As a result, all of our office locations have been closed effective April 1, 2020.

The ultimate impact of the COVID-19 pandemic on the Company’s operations is unknown and will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the COVID-19 outbreak, new information which may emerge concerning the severity of the COVID-19 pandemic, and any additional preventative and protective actions that governments, or the Company, may direct, which may result in an extended period of continued business disruption, reduced customer traffic and reduced operations. Any resulting financial impact cannot be reasonably estimated at this time but is anticipated to have a material adverse impact on our business, financial condition and results of operations.

The measures taken to date will impact the Company’s business for the fiscal fourth quarter and potentially beyond. Management expects that all of its business segments, across all of its geographies, will be impacted to some degree, but the significance of the impact of the COVID-19 outbreak on the Company’s business and the duration for which it may have an impact cannot be determined at this time.

Management’s Evaluation of Subsequent Events

The Company evaluates events that have occurred after the balance sheet date of June 30, 2020, through the date which the CFS were issued. Based upon the review, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the CFS.

Note 3 – Stockholders’ Equity

As of September 30, 2020, the authorized share capital of the Company consists of 5,000,000,000 shares of common and 20,000,000 shares of preferred stock with $0.0001 par value. Each outstanding share of common stock entitles the holder to one vote per share on all matters submitted to a stockholder vote. All shares of common stock are non-assessable and non-cumulative, with no pre-emptive rights.

Prior to the transaction described in Note 1, the Company had 116,466,000 shares of common stock outstanding. At the time of the merger, a principal shareholder surrendered 19,266,000 shares of common stock, which were cancelled. Also at the time of the merger, 172,800,000 shares of common stock were issued for all of the issued and outstanding shares of PLC.  The total shares outstanding at June 30, 2019 was 270,000,000. See Note 1 above.

Prior to the transaction, the Company had 135,000,000 warrants outstanding consisting of 27,000,000 “A Warrants” each convertible into one share of common stock at $0.074; 27,000,000 “B Warrants” each convertible into one share of common stock at an exercise price of $0.093; 27,000,000 “C  Warrants” each convertible into one share of common stock at $0.111; 27,000,000 “D Warrants” each convertible into one share of common stock at $0.129; and 27,000,000 “E Warrants” each convertible into one share of common stock at $0.148.

On February 19, 2019, the Company and the holders of 81,000,000 Warrants executed an Amendment and Modification Agreement, changing the warrant exercise prices from $0.074 to $0.148, to $1.90 for all classes of warrants it held. On the same day the Company and the holders of 43,200,000 warrants split equally between Class B, C, D and E (10,800,000 per class) executed an Amendment and Modification Agreement , changing the warrant exercise price to a phased strike price ranging between $1.05 and $2.00. Previously the holder of 10,800,000 “A Warrants” also entered into an amendment and modification agreement, changing the warrant strike price ranging from $1.05 to $2.00

Following the transaction described in Note 1 last year a number of warrants which had previously been issued have been under review by the Company to ensure their original terms and conditions were not out of synchronization with the business plans overall of the newly restructured company going forward. One warrant holder of A Class warrants requested the original terms of his warrants be amended to accommodate the anticipated rise in value execution of the business plan would be expected to have on the Company value. Increases in the warrant strike price benefits the Company as increased funds are raised and placed directly in the company upon the exercise of the warrant. Accordingly the Company consented to vary the strike price on an increasing sliding scale from $1.05 to $2.00. Following a review post the recent share fluctuations management and the other warrant holders agreed it is in the best interests of the Company, stock and warrant holders that the remaining warrants are also amended to follow the precedent set in respect of the previously amended warrant conditions. With the exception of the A Class warrants already amended as detailed above the remaining warrants have been extended to expire on August 30, 2022. This was finalized on February 21, 2019.

The warrants were cancelled subsequent to the year ended June 30, 2020.

On July 23, 2019, the Company issued 80,000,000 shares as part of an acquisition whose terms were considered immaterial.

On June 30, 2020 the Company issued 277,200 shares of common stock in settlement of debt of $268,942.

Note 4 - Related Party Transactions

Amounts due to a related party are for advances made by a stockholder of the Company. The balance due of $261,695 as of June 30, 2020 and 2019, respectively, is presented as due to related parties in the accompanying consolidated balance sheet. The amounts due are non-interest bearing and payable upon demand.

Amounts due to a related party are for advances made by a stockholder of the Company. The balance due of $312,633 and $ 260,370 as of September 30, 2020 and 2019, respectively, is presented as due to related parties in the accompanying consolidated balance sheet.  The amounts due are non-interest bearing and payable upon demand.

Note 5 – Commitments and Contingencies

The Company is party to certain legal proceedings from time to time incidental to the conduct of its business. These proceedings could result in fines, penalties, compensatory or treble damages or non-monetary relief. The nature of legal proceedings is such that the Company cannot assure the outcome of any particular matter, and an unfavorable ruling or development could have a materially adverse effect on the Company’s CFS in the period in which a ruling or settlement occurs. However, based on information available to the Company’s management to date, the Company’s management does not expect the outcome of any matter pending against the Company is likely to have a material effect on the Company’s CFS.

On July 6, 2018 PLC entered into a binding agreement to purchase 75% of new issued ordinary shares of i-Deal Corp Limited, which has developed a communication platform for Publicly Listed, Private companies and investors around the globe. i-Deal Corp Limited established the i-DX communication platform for companies and investors and has more than 2,000 diverse users. The i-DX platform has seen activity from more than 40 countries with placings of equity and debt across a broad range of industries including oil and gas, real estate, automotive, pharmaceuticals, beverages, software, mining, alternative energy, and financial services These users include listed and private companies, and blockchain companies; private and institutional investors; investment companies (angel investors and VCs); and P2P lending funds. The platform is also used by intermediaries representing multiple clients to reach international investors to enlarge their existing distribution network. i-Dx is exclusively a communication platform that matches and allows companies and potential investors to initially contact each other. i-Deal Corp Limited and i-DX does not transact, promote, advise, make recommendations, trade, bring about or earn commission on any financial transactions.

In order for the transaction to become effective it was acknowledged by both parties that the Company needs to raise the required funding to finance the transaction. Both parties agreed that the date for the first closing ($500,000) will take place by bank transfer no later than mid-March 2019. The following payments will be 90 days later (i.e. on or before May 31, 20219) as follows: $2,250,000 by way of bank transfer and $2,250,000 by the issue of 2,250,000 new shares of common stock of the Company. As of the date of this report the transaction had not yet closed and the Company does not anticipate this will close.

On April 2, 2019, the Company executed an Acquisition and Exchange Agreement with Lalit Kumar Verma and Manickam Mahalingam, who together control 100% of the common shares of ABT Auto Investments Ltd., a private English company. Pursuant to the Agreement, Messrs. Verma and Mahalingam were to exchange 96,001 shares, representing 100% of the common shares of ABT Auto Investments Ltd for a total of 3,530,000,000 new issue treasury shares issued by the Company, representing 95% ownership of the Company. On June 20, 2019, the Company executed a Mutual Rescission and Release Agreement, mutually rescinding the Acquisition and Exchange Agreement with Fortress Ventures LLC represented by Lalit Kumar Verma and with ABT Investments India Pvt Ltd represented by Manickam Mahalingam. The Mutual Rescission and Release agreement executed and became effective as of June 20, 2019. As a consequence of its execution and the rescinding of the Share Exchange and Acquisition Agreement, the Company will not issue the 3,530,000,000 shares of common stock.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

TOKEN COMMUNITIES, LTD
(Registrant)

Date: February 18, 2021	By:	/s/ David Chen
David Chen
President

EXHIBIT INDEX

Exhibit	Description

3.1	Bylaws*

3.2	Certificate of Incorporation filed with the State of Delaware March 6, 2014.*

3.3	Certificate of Amendment to Certificate of Incorporation filed with State of Delaware February 2, 2015.*

3.4	Certificate of Renewal and Revival filed with the State of Delaware July 15, 2016.*

3.5	Certificate of Correction filed with the State of Delaware July 15, 2016.*

3.6	Certificate of Amendment to Certificate of Incorporation filed with State of Delaware April 6, 2017.*

3.7	Certificate of Correction to Amendment to Certificate of Incorporation filed with State of Delaware April 21, 2017.*

3.8	Certificate of Amendment to Certificate of Incorporation filed with State of Delaware June 5, 2017.*

3.9	Articles of Association Token Communities PLC dated October 9, 2017.*

3.10	Certificate of Incorporation Token Communities PLC dated October 13, 2017.*

3.11	Certificate of Amendment to Certificate of Incorporation filed with State of Delaware January 26, 2018.*

3.12	Certificate of Amendment to Certificate of Incorporation filed with State of Delaware April 2, 2019.*

4.1	Form of Class A Warrant.*

4.2	Form of Class B Warrant.*

4.3	Form of Class C Warrant.*

4.4	Form of Class D Warrant.*

4.5	Form of Class E Warrant.*

10.1	Acquisition and Share Exchange Agreement dated February 26, 2018 by and among Token Communities Limited and Token Communities PLC.*

10.2	Acquisition and Share Exchange Agreement dated February 26, 2018 by and among Token Communities Limited and ABT Auto Investments Limited.*

10.3	Mutual Rescission and Release Agreement made on or about June 20, 2019 by and between Sakthi Global Holdings Ltd., Fortress Ventures LLC, and ABT Investments India Pvt Limited.*

10.4	Asset Purchase Agreement dated July 14, 2020 between Token Communities Ltd. (Sakthi Global Holdings Ltd.) and American Software Capital, Inc.*

21.	Subsidiaries*

*	filed as Exhibit to the Company’s Registration Statement on Form 10, filed with the SEC on November 12, 2020.